As filed with the Securities and Exchange Commission on June 12, 2001
                                                      Registration No. 333-45390


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT NO. 9
                                       TO
                                    FORM SB-2
                REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                            COMMERCIAL CONCEPTS, INC.
--------------------------------------------------------------------------------
           (Exact name of small business issuer as specified in its charter)


           Utah                           7371                     87-0409620
--------------------------------------------------------------------------------
  (State or jurisdiction of     (Primary Standard Industrial        (I.R.S.
incorporation or organization)   Classification Code Number)    Identification)


                           324 South 400 West, Suite B
                            Salt Lake City, UT 84101
                                 (801) 328-0540
   (Address, including zip code, and telephone number, including area code, of principal executive offices)


                             George E. Richards, Jr.
                            COMMERCIAL CONCEPTS, INC.
                           324 South 400 West, Suite B
                            Salt Lake City, UT 84101
                                 (801) 328-0540
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:


                             Gregory Sichenzia, Esq.
                              Thomas A. Rose, Esq.
                     Sichenzia, Ross, Friedman & Ference LLP
                              135 West 50th Street
                            New York, New York 10020
                                 (212) 664-1200


Approximate date of proposed           As soon as practicable following
sale to the public:                    effectiveness of the Registration
                                       Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box.[ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               P R O S P E C T U S

                            COMMERCIAL CONCEPTS, INC.

                                9,009,941 Shares


         Selling shareholders of Commercial Concepts are registering for resale up to 9,009,941 shares of common stock which underlie convertible notes and warrants that they hold. Our common stock trades on the Over-the-Counter Bulletin Board under the symbol "CMEC." On June 11, 2001, the last reported sales price of the common stock was $.10. The selling shareholders will sell the common stock at market prices and Commercial Concepts will not receive any of the proceeds from those sales, except for the exercise prices for the warrants.


                                 ---------------

          Investing in Commercial Concepts involves significant risks. Investors need to read the "Risk Factors" beginning on page 3.

                                ----------------

      Neither the Securities and Exchange Commission nor states securities regulators have approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                -----------------


              The date of this Prospectus is ______________, 2001.

                               PROSPECTUS SUMMARY

Commercial Concepts

         Commercial Concepts is a Utah corporation that develops software. Its major products are PictureBase(C), an imaging software program, used to electronically capture medical images generated by equipment used in medical produces, and Wavescreen(C), an interactive Screen Saver. Commercial Concepts has recently begun to generate revenues although it has yet to be profitable.

The Offering

Common stock outstanding:     28,492,589 shares

Securities offered:           Up to 9,009,941 shares of common stock. The shares
                              will be sold by the selling stockholders named herein.


Common stock outstanding,     We will not receive any proceeds  from the sale of
Use of Proceeds:              the shares of common stock by the selling security
                              holders,  although we will  receive  approximately
                              $535,500 if the warrants  issued to our  investors
                              are   exercised.   We  will   pay  the   costs  of
                              registering the shares under the  prospectus.  See
                              "Use of Proceeds."

                                  RISK FACTORS

         The   securities   offered  herein  involve  a  high  degree  of  risk.
Accordingly, before deciding to purchase, investors should carefully consider the following risk factors along with the other matters discussed herein.

If our products are not accepted by either our customers or distributors, we will not be able to generate sufficient revenues to be profitable.


         Our various products compete in highly competitive markets. Our prospects for success will therefore depend upon our ability to successfully market our products either directly to customers or through distributors who may be inhibited from doing business with Commercial Concepts because of their commitment to other products. As a result, demand and market acceptance for our products is subject to a high level of uncertainty. We presently have formal agreements with two distributors for our Wavescreen product. We are in discussions concerning distributors for the PictureBase products, but we have no definitive agreements as of the date hereof. We currently have limited financial, personnel and other resources to undertake the extensive activities that will be necessary to produce and market our products. There is no assurance that we will be able to formalize expanded marketing arrangements or that our marketing efforts will result in substantial additional revenues. ^ If we do not successfully complete and implement distribution agreement for our products, we will not be able to market the products. Furthermore, we estimate we will need approximately $2.2 million over the next twelve months. If we are not successful in obtaining such funds, we will be required to scale back our business plan or cease operations.


We will need significant funds to implement our business plan and we do not expect to generate such funds from revenues. If we are unable to raise such funds from other sources, we will be required to scale back or cease operations. be forced to try and raise additional money.


         In order for Commercial Concepts to develop, both internally and through acquisitions, significant additional funding will be required. We anticipate we will require approximately $2.2 million of capital to execute our current business plan. We will need to sell additional debt or equity securities, incur debt or combination of the foregoing, in order to satisfy these cash needs. A failure by us to generate or raise sufficient funds, may require Commercial Concepts to delay or abandon some or all of our future expansion plans or expenditures or reduce the scope of some or all of our present operations, which could have a material adverse effect on our financial condition, results of operations and cash flow. We cannot predict at this time whether any additional financing will be in the form of equity or debt, or be in another form. We may not be able to obtain the necessary additional capital on a timely basis or on acceptable terms, if at all. In any of these events, we may be unable to implement our current plans and may be required to curtail or cease operations.


We have tangible net worth deficit and a going-concern qualification in our certifying accountant's financial statement report, either or both of which may make capital raising more difficult and may require us to scale back or cease operations.

         We have a net worth deficit as of our latest balance sheet date. This deficit indicates that we will be unable to meet our future obligations unless additional funding sources are obtained. To-date we have been able to obtain funding and meet our obligations in a timely manner. However, if in the future we are unsuccessful in attracting new sources of funding then we will be unable to continue in business. In addition, the report of our auditors includes a going concern qualification which indicates an absence of obvious or reasonably assured sources of future funding that will be required by us to maintain ongoing operations. To-date we have successfully funded Commercial Concepts by attracting additional equity investments and small issues of debt. We believe that our ongoing efforts will continue to successfully fund operations until positive cash flow is attained. However, there is no guarantee that our efforts will be able to attract additional necessary equity and/or debt investors. If we are unable to obtain this additional funding, we may not be able to continue operations.

Our common shares are traded on an inefficient trading market and investors may be unable to sell their shares.

         The common shares of Commercial Concepts are listed for trading on the NASD Over the Counter Bulletin Board. The Bulletin Board does not offer investors the transaction liquidity of more traditional exchanges such as the New York Stock Exchange or the NASDAQ. To-date we have eleven market makers working to maintain an orderly market for our shares on the Bulletin Board. However, the number of participating market makers could change at any time. If we lost all market makers, the Company's shareholders may have difficulty executing purchase or sale of the Company's shares.

Our commitments to issue additional common stock may adversely affect the market price of our common stock and may impair our ability to raise capital.

         We currently have outstanding commitments in various forms such as warrants, options, and convertible securities to issue a substantial number of new shares of our common stock. The shares subject to these issuance commitments, to some degree, will be issued in transactions registered with the Securities and Exchange Commission and thus will be freely tradable. In many other instances, these shares are subject to grants of registration rights that, if and when exercised, would result in those shares becoming freely tradable. Furthermore, the number of shares issuable upon conversion or exercise of these securities is subject to adjustment, depending on the market price of our common stock. To the extent that the price of our common stock decreases, we will be required to issue additional shares upon conversion or exercise. There is essentially no limit to the number of shares which we may be required to issue. An increase in the number of shares of our common stock that will become available for sale in the public market may adversely affect the market price of our common stock and, as a result, could impair our ability to raise additional capital through the sale of our equity securities or convertible securities.

"Penny Stock" regulations may impose certain restrictions on marketability of our stock, which may affect the ability of holders of our common stock to sell their shares.

         The Securities and Exchange Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share. Our common stock is currently subject to these rules that impose additional sales practice requirements. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the common shares and must have received the purchaser's written consent to the transaction prior to the purchase. The "penny stock" rules also require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose:

         o the commission payable to both the broker-dealer and the registered representative,

         o        current quotations for the securities, and

         o        if  the   broker-dealer   is  the  sole  market   maker,   the
                  broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.

         Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         These rules apply to sales by broker-dealers to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), unless our common shares trade above $5.00 per share. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common shares, and may affect the ability to sell the common shares in the secondary market as well as the price at which such sales can be made. Also, some brokerage firms will decide not to effect transactions in "penny stocks" and it is unlikely that any bank or financial institution will accept "penny stock" as collateral.

                             DESCRIPTION OF BUSINESS

History and Development of Commercial Concepts

         We were incorporated in the State of Utah on March 1, 1984 to engage in the milling and recovery of precious minerals. In November 1997, our last mining asset, an option to acquire mining property, expired. As a result, we changed our business focus by acquiring the rights to certain software products developed to fix computer date recognition problems associated with the year 2000. We acquired computer equipment and hired software developers to refine and further develop the program. The software tests the internal clock found in personal computers each time the clock is turned on to determine if the date is correct. We hold a registered copyright for this software which we began marketing in April 1998. Because of our late entry into the market, lack of name recognition and a limited marketing network, our sales of the Y2K software were insignificant and with the advent of the year 2000 have been discontinued.

         The computer equipment acquired and software developers we hired to develop the Y2K software provided the means for us to become a software development and technology company. Building on this foundation, Commercial Concepts hired a new President and Chief Executive Officer in March 1999, a new Executive Vice President in July 1999 and a new Chief Financial Officer in
February 2000. In June 1999, we acquired 100% of the stock of Advice Productions, Inc., a graphics design company specializing in customized video marketing and training tools. The purchase price consisted of one million shares of restricted Commercial Concepts, Inc. stock valued at $200,000. This amount was recorded at that time as an asset on our books. The share price of our free trading stock at the time of the acquisition was approximately $0.40. A fifty percent valuation allowance was used to value the restricted stock used in the acquisition. From the acquisition we acquired certain assets that enable us to create customized compact discs. These assets included part of a digital recording suite, related software, an established customer database and various office fixtures. The acquisition, however, did not provide all the benefits we anticipated. As a result, effective February 29, 2000 we dissolved Advice Productions and conveyed certain assets consisting of office fixtures with negligible value to the previous owners of Advice Productions in return for reconveyance to us of 600,000 shares of the restricted stock that we paid to these owners in June 1999. The market price of our free-trading stock at the time of the dissolution was approximately $0.32. As a result of this transaction, we reversed $120,000 of the initial purchase price of Advice Productions, Inc. to reflect the recovery and retirement of the 600,000 shares. The remaining $80,000 of the purchase price was written-off, bringing the book value of Advice Productions, Inc. assets retained by us to zero.

Products and Services

         Our primary focus is on the development of proprietary "platforms" that serve as a base for subsequent development of "canned" software programs. Until recently our primary source of revenue came from the development of customized software and products for clients. Our programmers develop customized software programs to meet specific needs such as data entry and retrieval, multi media and internet-based information dissemination. We generally retain all rights, title and interest in the customized software we develop, including source codes, with the expectation that we may revise and improve such programs so the programs can be "canned" and sold to other customers. We are currently developing several proprietary software products. Certain of these products will be introduced into the general marketplace beginning in early 2001. Since our focus remains on proprietary custom software, we have no significant manufacturing or production operations at the present time.

         No funds were spent by Commercial Concepts on research and development during the fiscal year ended February 28, 1999. For the fiscal year ended February 29, 2000, we spent approximately $579,000 on the research and development of new proprietary software products. Of this amount, $543,000 was expended on research and development of our PictureBase(C) and Wavescreens(C) products, offset in part by a $12,000 grant to help finance development of PictureBase(C). No research and development expenditures incurred in fiscal years 1999 and 2000 have been capitalized.

         At the beginning of fiscal year 2001 we commenced testing of both PictureBase(C) and Wave Screens(C). Through nine months ending November 30, 2000, $540,700 was capitalized in fiscal 2001. The amount capitalized reflects all associated costs to develop and improve the software products during active beta testing. Testing for PictureBase(C) concluded in November, 2000. The beta testing for Wave Screens(C) showed that extensive reprogramming was required to permit operation on a wide variety of operating systems and hardware, causing substantial delays and subsequent expenditures.

Imaging Software

         We contracted with Intermountain Health Care to develop imaging software to capture medical images generated by equipment used in medical procedures such as ultra sound, catheter cameras, MRIs and CAT scans. The software is designed to store images generated during medical procedures in real time on a computer network that can be linked to the internet. The software permits physicians and administrators to access and annotate the images during or after the procedure from any computer on the network. We believe that the market for medical applications of PictureBase(C) includes hospitals and clinics worldwide where surgical or otherwise invasive medical procedures are performed. Due to the breadth and variety of the potential market for PictureBase(C), we do not expect to be dependent on any one customer or small group of customers.

         IHC paid Commercial Concepts a $12,000 fee to help finance the development, in exchange for up to 30 operating room licenses. We retain all rights, title and interest to the software and its source code. We have filed a patent application to protect the source code that is pending.


         Beta testing at IHC's Cottonwood Hospital commenced in March 2000 and was successfully completed in May 2000. As a result, IHC is exercising its option for 30 Commercial Concepts Picture Base operating room licenses pursuant to which IHC will pay the hardware cost of $1,800 per unit, in addition to the previously paid $12,000 fee. In June 2000, IHC entered into a five-year agreement with Commercial Concepts to purchase up to an additional 300 units of PictureBase(C) medical at a price of $4,800 per unit. IHC is not required to purchase any units under this contract. IHC will also receive free upgrades to installed units of PictureBase(C) during the five-year period. In exchange, Commercial Concepts will continue to have access to IHC facilities for ongoing research and development of PictureBase(C). The $4,800 per unit purchase price includes both the initial unit acquisition (allocated $3,000 to software and $1,800 to the associated hardware component) and subsequent upgrades over a five-year period. The subsequent upgrades represent an integral component of this contract. At this time a value cannot be placed on the future PictureBase(C) upgrades that will be provided. As a result the $3,000 software component of each per unit fee received will be deferred. Deferred revenue will be recognized ratably over the remaining life of the contract, in accordance with AICPA Statement of Position (SOP) 97-2.


         Commercial Concepts expects to market and distribute CCI PictureBase(C) medical through specialized medical distribution channels. We are in discussions with representatives of medical distributors but no definitive agreement has been reached at this time. Until such distribution channels are established, we will market PictureBase(C) directly to hospitals.


         PictureBase(C) 1.0 is the version currently being marketed. We intend to maintain an ongoing program of research and development to constantly improve and enhance this product's functionality and marketability. Future versions of PictureBase(C) are being developed and will include among other improvements video streaming, HL-7 compliance and improved data compression technology.

         We  perform   ongoing   research  to  identify  and  analyze   possible
competition for PictureBase(C). Commercial Concepts has identified certain products that have similarities to PictureBase(C) and may be considered competition. However, our research has found no competing products with what we believe is a material technical advantage compared to PictureBase(C). Competing products that have been identified appear to us to be substantially more expensive to own and/or operate than PictureBase(C). Competitive products that we have identified have list prices $700 to $2,000 higher than the

PictureBase(C) list price of $10,000 per unit. In addition, the competing products that we have identified appear to lack certain key technical attributes of PictureBase(C). The technical attributes that are lacking in our competition include, but are not limited to, one or more of the following: browser access, connectivity to patient files, and database storage. We believe that lack of one or more of these features will create additional ongoing operating cost to users, as the lack must be made up through additional equipment or labor cost. We recognize that these competing products may have features and/or attributes not included with PictureBase(C). To-date, however, we have not been able to identify any features in competing products that are not included in PictureBase(C) that places our product at a material competitive disadvantage. Based on our research, we are confident that PictureBase(C) is competitive both technically and economically within the current marketplace.


         PictureBase(C) is a non-invasive product used to assist and improve the compilation, storage and dissemination of medical data. Because it has no diagnostic or treatment capabilities, no Food and Drug Administration approval is required for the installation and operation of PictureBase(C) in its intended medical environment. Commercial Concepts is aware that certain medical distributors require that all products carried by that distributor must be documented as FDA compliant, even though FDA compliance may not be required for a particular application. As a result, we believe that proper documentation of FDA compliance will enhance the marketability of PictureBase(C). We are currently investigating the process required to attain and document FDA compliance.

Screen Saver Technology

         We have developed technology for an interactive screen-saver for which a patent is pending. This screen saver software "Wavescreens(C)" is interactive using our "Push-Pull" technology. Wavescreens(C) permits network administrators of host organizations to place any image or text they choose on the computer screen and to change or update the images as often as they desire. This is the "push" portion of our technology. At all times the installed Wavescreens(C) monitors when it appears on its host screen. When Wavescreens(C) is activated, two advertisements are located at the top of the screen. Wavescreens(C) maintains a log of when the screen saver viewer places a cursor on the exhibited advertisements and/or clicks on an ad for detailed information or the hot link to the advertiser's website. Each time the individual screen saver's host computer is connected to the internet, Wavescreens(C) uploads this accumulated data to our server. This represents the "pull" portion of our technology.

         We believe that there are several uses for Wavescreens(C). Schools, colleges and other organizations can use Wavescreens(C) to raise funds from advertising as well as to disseminate information. Parents of schoolchildren can increase their awareness of school activities by downloading the screensaver on their home or office computer systems. Second, businesses can use the screen saver to disseminate information and control what employees have on their computer screens when they are not in use since the program records when the screen saver appears.

         Commercial Concepts expects to generate revenues from advertising and placement commissions. The primary revenue source will be advertising. The Wavescreens(C) that appear on each host network screen will have two boxes at the top of the screen reserved for advertising. The revenues from one box will accrue to the host network and the revenue from the second box will accrue to Commercial Concepts. It is expected that each individual host for Wavescreens(C) will find their own paying advertisers for the advertising box allocated to the host. In situations where the host is unwilling or unable to find its own advertisements, we will place advertisements on behalf of the host, at the host's written request, in exchange for a 20% advertising placement commission.

         Based on our initial market research, advertisers are paying up to $.01 per impression per day for internet banner advertisements. We believe, although we have only conducted limited research, that advertisers will pay at least $.01 per day per screen for Wavescreen(C) advertising, plus additional fees for documented "hits" to the advertiser's website and/or discount offers. Each Wavescreen(C) will have ^ 90 5-second advertising slots for each of the two screen advertising boxes, which will rotate in a loop continuously through the day. If the advertising slots are completely sold, we expect to have gross revenue of approximately $1.00 per day per operating screen, which represents the revenue from the advertising box allocated to us.

         We believe that public and private schools as well as colleges and universities are primary customers for Wavescreens(C). Nationwide, many schools would like to increase their computer-to-student ratio. Unfortunately, budget constraints frequently prevent schools from acquiring the desired computers. Installation of Wavescreens(C) combined with sale of the host school's available advertising slots could provide the funding for new computers, if desired, as well as other uses. We have received interest from school districts we have contacted to use the Wavescreens(C) program as a vehicle to acquire more computers for student education.

         The new computers desired by host schools will have to be purchased from each school's future Wavescreens(C) advertising revenues. We believe it is unlikely that independent financing institutions will accept the risk of leasing computers to public school districts using this revenue stream as collateral. Also, Commercial Concepts does not intend to take direct ownership of personal computers in order to lease them to interested school districts, using the Wavescreens(C) advertising revenue for payment. To facilitate the acquisition of new computers by Wavescreen(C) host schools and thereby increase the attractiveness of the Wavescreen(C) program, we plan to establish a financing/leasing entity independent of Commercial Concepts, to have responsibility for these transactions.

         We face competition in the screen saver market from numerous competitors, some of which have greater resources than us. There is technology presently in the market that permits network administrators to place any image they choose on the computer screen and to update or change the images as often as they desire. We do not know of any screen saver software in the market that is interactive in a manner similar to our product. To be exact, none of the existing screen saver software keeps a record of when the screen saver appears and the demographics of the viewer logged onto the computer viewing the screen saver. We believe the interactive features of our Wavescreens(C) program will give us a competitive advantage.




         We initiated the Wavescreens(C) pilot program in March 2000 with three Davis County, Utah, schools. In December 2000 this program was expanded to include all schools in Davis County that wished to become a host to Wavescreens(C). Initially, we had intended a full roll-out of Wavescreens(C) in the winter of 2000-2001. This full rollout was delayed and replaced with the increased participation of Davis County schools so that compatibility of Wavescreens(C) with the various operating systems and network configurations that would most likely be encountered could be verified. This verification is critical in ensuring the home download version of Wavescreens(C) will be fully operational upon introduction in Summer, 2001. In addition, feedback from advertisers and host personnel has led to our redesign of certain "back office" data capture and recording features that we believe will enhance our value to Wavescreens(C) hosts and advertising customers.

         As of May 31, 2001 we have 4,313 active Wavescreens(C) installed throughout 35 Davis County schools. As of March 29, 2001, we reported 5,673 active screens. This March estimate was based on information received from the Davis County school system listing active computers in the schools that were hosting Wavescreens(C). A subsequent inventory conducted by our sales group showed that 4,313 screens in these schools were actually loaded with Wavescreens.

         Sales of advertising space has been limited to a small number of local advertisers due to the continuing development of the Wavescreens(C) system. Total advertisements sold during the recent testing period represent less than 15% of available space. The responses we have received from these local advertisers has been generally favorable. Advertising revenue for the three months ending May 31, 2001 was approximately $3,000. Regional and national advertisers have been approached regarding potential advertising participation in a Wavescreens rollout. Interest in placing advertisements has been expressed by certain of these regional and national advertisers, but participation by these parties requires an installed database of at least 10,000 screens, including home downloads.

         We expect to commence full roll-out of Wavescreens(C) in the summer of 2001. As most schools are out for the summer break, the initial rollout during the summer months will emphasize loading screens in new, year round schools and non-profit hosts. Local, regional and national advertisers will be booked, with most ads becoming live in August/September 2001. At this time we expect to commence sharing revenue with the Wavescreens(C) hosts.


Electronic Brochures

         Using photos, logos, advertising and other information provided by clients, and the templates we have designed, we create customized presentations and advertising on compact discs. The compact discs are designed to replace traditional printed advertising and brochures, and even business cards. The compact discs come in a variety of designs (the most common of which is a disc the size of a business card) and can be uniquely packaged for each client. Because we use pre-designed templates, the compact discs can be created at an affordable cost of between $2,000 and $4,000. Our research has found that the average price of similar compact discs from our local competitors is approximately $10,000.

Sales and Marketing

         We have five full-time sales and marketing persons who are compensated with a combination of salary and commissions, but expect to rely on wholesale distributors and sales persons with established distribution networks and contacts to market our products as they are developed. Such persons or organizations will be paid on a commission basis.

         We intend to market our products based on their high value-added benefits to the user and ongoing service, and not on basis of price. We believe our products are priced very favorably with competitors that have been identified.

Employees


         As of June 1, 2001, we have 15 full- and 2 part-time employees. No union or other collective bargaining group represents our employees. Management believes relations with our employees are good.


                             SPECIAL NOTE REGARDING

                           FORWARD-LOOKING STATEMENTS

         Information in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934. This information may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from projected results, performance or achievements expressed or implied by any forward-looking statements. These factors include the risks described in "Risk Factors." Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "could," "anticipate," "estimates," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of common stock owned by the selling security holders, although we will receive approximately $535,500 if all of the warrants are exercised. We would use the net proceeds of the warrant exercise for the funding of potential acquisitions, working capital and general corporate purposes. At the present time, there are no plans, arrangements or understandings with respect to and proposed acquisitions. All proceeds from the sales of shares of common stock owned by the selling security holders will be for their own account.

                             DESCRIPTION OF PROPERTY

         We conduct our business operations at 324 South 400 West, Suite B, Salt Lake City, Utah, where we have approximately 7,105 square feet of office space under lease through February 29, 2004. All of our research, development and other activities take place at this facility. The space we lease represents approximately 65% of leaseable space in the building. Under the terms of the lease, we pay $6,143 per month, which amount increases by 4% annually. There is no renewal option under the terms of this lease.

                         DIRECTORS, EXECUTIVE OFFICERS,

                          PROMOTERS AND CONTROL PERSONS

         The following table sets forth the name, office and age of each officer and director of Commercial Concepts:

                Name                          Title                     Age
                ----                          -----                     ---
          George E. Richards, Jr.    Chairman, President & CEO          38
          Scott G. Adamson           Executive Vice President           44
          Karl A. Hansen             CFO, Secretary & Director          47
          Lee R. Kunz. Sr.           Director                           73
          Lee Greenberg              Director                           44

George E. Richards

         George E. Richards has served as Chief Executive Officer and a director since March 1, 1999. Since June 1996, Mr. Richards has served as the President and Director of Richards & Associates, Inc., a financial consulting firm of which Mr. Richards is the sole shareholder. From May 1993 to June 1996, Mr. Richards was employed by The Goldenberg Group, Inc., a division of Plygem, Inc. Mr. Richards attended Cal State Fullerton.

Scott G. Adamson

         Scott G. Adamson has served as Executive Vice President and a director since July 1999. Since 1986, Mr. Adamson has served as the President and a director of SGA Financial Group, Inc., a financial company that he founded to provide project and debt financing, and currency conversion services. From 1981 to 1986, Chase Manhattan employed Mr. Adamson in its Latin American Division as a second Vice President. Mr. Adamson received a Bachelors of Science in Business Administration from Weber State University in 1979 and a Masters of International Management from the American Graduate School of International Management in 1981.

Karl A. Hansen

         Karl A. Hansen has served as Chief Financial Officer and director since February 2000. He is a Certified Public Accountant. From June 1999 to February 2000, Mr. Hansen served as a consultant with RHI Management Resources, providing financial consulting services to an Internet related company. From December 1997 to May 1999, Mr. Hansen served as CFO of East European Imports, Inc., a Miami-based importation company. From December 1987 to 1997, Mr. Hansen served as CFO of two related mining companies, American Pacific Mining Company and Jordex Resources, Inc. From 1977 to 1987, Mr. Hansen worked in financial positions with Ernst & Young, Salomon Brothers and Lever Brothers. Mr. Hansen received a Bachelors of Science in Management from Rensselaer Polytechnic Institute and a Bachelors of Science in Accounting from the Rochester Institute of Technology 1977.

Lee R. Kunz, Sr.

         Lee R. Kunz Sr. has served as a director since April 2000. He is the retired CEO of Kunz Construction Company. Mr. Kunz served for 19 years on a hospital board of directors and has been associated with the development of biological and pharmaceutical companies.

Lee Greenberg

         Lee Greenberg was President of the west coast subsidiary of Ply Gem Industries, CEO of the Lion Group in the United States, and a top executive with TCII. Mr. Greenberg has also served as CEO of the American Israel Chamber of Commerce in the Western U.S. and as President of The American Israel Economic Education Foundation in the Western United States. Mr. Greenberg received a Bachelor's degree from the University of Hartford and a law degree from Pepperdine University.

         If any outside director is requested to perform services for Commercial Concepts beyond normal service as a director, such director will be compensated for the performance of such services at rates to be agreed upon by such director and Commercial Concepts.

         There are no family relationships between any directors or executive officers of Commercial Concepts.

Compliance with Section 16 Reporting Obligations

         The directors and executive officers of Commercial Concepts are required under the Securities Act of 1934 to file reports with the Securities and Exchange Commission evidencing their ownership of, and their current transactions in, Commercial Concepts' equity securities. This is a personal obligation of the executive officers and directors. Based on information provided to Commercial Concepts from a review of the SEC EDGAR database, it appears that all directors and executive officers filed these reports in a timely manner through the period ending February 28, 2001.

Market for Common Equity and Related Stockholder Matters


         Our common stock currently trades on the OTC Bulletin Board where it has been listed since March 9, 2000. Between October 20, 1999 and March 9, 2000, the quotation was transferred off the OTC Bulletin Board to the National Quotation Bureau's "Pink Sheets" pursuant to NASD Eligibility Rule 6530 issued on January 4, 1999, which provides that issuers who do not make current filings pursuant to Sections 13 and 15(d) of the Securities and Exchange Act of 1934 are ineligible for listings on the OTC Bulletin Board. Subsequent to October 20, 1999, we prepared a complete registration statement that brought our filing status to current and permitted the March 9, 2000 re-listing to the OTC Bulletin Board.

         The following table sets forth the high and low bid prices for shares of our common stock for the periods noted, as reported by the National Daily Quotation Service and the OTC Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.


                                                              Bid Prices
                                                      -----------------------
         Fiscal Year                 Period               High         Low
----------------------------- ----------------------- ------------ ----------
      February 28, 2001           Fourth Quarter          0.40        0.07
                                  Third Quarter           0.43        0.11
                                  Second Quarter          0.94        0.25
                                  First Quarter           1.10        0.28
----------------------------- ----------------------- ------------ ----------
     February 29, 2000            Fourth Quarter          0.31        0.08
                                  Third Quarter           0.20        0.06
                                  Second Quarter          0.54        0.04
                                  First Quarter           1.25        0.13
----------------------------- ----------------------- ------------ ----------

         As of February 28, 2001, we had 28,192,589 shares of common stock issued and outstanding, and there were 325 record stockholders. As of the date hereof, we have not paid or declared any cash dividends. Management has followed the policy of retaining any and all earnings to finance the development of the business. Such a policy is likely to be maintained as long as necessary to provide working capital for our operations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

General

         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements (including the notes thereto), and the other information included elsewhere herein. Our fiscal year runs from March 1 through the last day of February.

         Effective March 1, 1998, we began earning revenues and were no longer classified as a development stage company.

                              RESULTS OF OPERATIONS

Fiscal Year Ended February 28, 2001

vs. Fiscal Year Ended February 29, 2000

         Sales decreased by $191,159 to $70,104 for the fiscal year ended February 28, 2001 $261,263 for the fiscal year ended February 29, 2000.

         The decrease in respective sales is the result of our decision to concentrate activity on the development and testing of new products instead of customizing software and computer products for clients.


         Operating expenses for the fiscal year ended February 28, 2001 increased $366,137 to $1,387,903 from $1,021,766 during the twelve months ended February 29, 2000. The $85,018 increase in general and administrative expenses for fiscal year 2001 to $353,545 versus $268,527 in fiscal year 2000 results from increased marketing and investor relations efforts. The increase in development effort is reflected in the $550,291 development expense for this fiscal year ended February 28, 2001. Although it is $28,709 less than the comparable expenditure for fiscal year 2000, this development expense is after the capitalization of an equal dollar amount of expense that was directly attributable to beta testing of our new products. The primary reason for the increase was the addition of senior technical and administrative staff, plus support services, to expedite development of our software products. Increase in depreciation and interest expenses reflect an expanded fixed asset base required to support the development efforts, and debt service on convertible and other loans necessary to fund our operations.


         Our expenditures for services paid for with restricted common stock increased $74,318 to $458,882 for the twelve months ended February 29, 2001 from $384,564 for the twelve months ended February 29, 2000 with most of the shares issued in the second and fourth fiscal quarters ended August 31, 2000 and February 28, 2001, respectively. These expenditures using restricted common stock recognized the efforts of certain programmers and management in the development of our products and systems.

         We capitalized $550,291 in product development expenditures in the fiscal year ended February 28, 2001. Two of our proprietary software products were in active beta testing for the first six months of this period, with one of these products for all twelve months, as a final step before commercial release. In accordance with Generally Accepted Accounting Principles, all costs related to this testing period have been capitalized. There were no product development expenditures capitalized in the comparable period for 1999.

         Commercial Concepts has two proprietary products - Wavescreens(C) and PictureBase(C) - that entered beta testing in early fiscal year 2001. Beta testing commenced when each product's technological feasibility was confirmed to management's satisfaction. Through February 282001 $197,508 and $352,532 have been capitalized for PictureBase(C) and Wavescreens(C), respectively. Development of both products was initiated in the spring of 1999. Costs associated with the development of each product prior to inception of beta testing approximated $271,500, or $543,000 combined. We received $12,000 from a customer towards the development of our PictureBase(C) product.

         Management concluded that technological feasibility was established for both products at the beginning of this fiscal year based on several criteria. These criteria included successful in-house testing, the incorporation of and improvement on current technology, the presence of a clearly identified commercial market for the completed product, and concurrence of the beta host technical personnel that beta testing is appropriate.

         Commercial product release for PictureBase(C) occurred during our third
fiscal  quarter  ending   November  30,  2000.   Full   commercial   release  of
Wavescreens(C) is anticipated in the first quarter of fiscal 2002.

Liquidity and Capital Resources

         At February 28, 2001, we had cash and other current assets of $26,552 compared to cash and other current assets of $75,973 at February 292000. The decrease of $49,421 results primarily from decrease in receivables due to lower for-client work, and increased operating capital requirements. During the previous twelve months Commercial Concept's expenditures and cash requirements were met using a combination of sales, equity placements and debt.

         We borrowed $15,000 from an individual and an additional $10,000 from a second individual, neither of which are shareholders of the Corporation, in August of 1999, pursuant to promissory notes, at the rate of 10% per annum with each note being respectively due and payable on February 12, 2000 and February 16, 2000. Both promissory notes remained outstanding at year-end and both were converted into restricted common shares of Commercial Concepts, Inc. in April of 2000. During the fiscal year ended February 28, 2001, we borrowed a total of $167,988 from various individuals, some of which were shareholders of the Corporation, at interest rates from 10% to 15% per annum. The various loan details are explained at Note 5 of our financial statements.

         Through November 30, 2000, we issued two $250,000 6% convertible notes due July 20, 2003 and September 20, 2003 respectively to a private investment group. In addition, 850,000 five-year warrants were issued for shares of common stock at a price not to exceed $.4375, in connection with the issuance of the first note, and an additional 850,000 five-year warrant was issued at an exercise price not to exceed $.1925, in connection with the second $250,000 note. The exercise prices of the warrants approximated the fair market value of our common stock at the time of issuance.

         During the fiscal year ended February 28, 2001, we generated $310,575 from the sale of 900,000 restricted common shares, primarily in March and April. We issued 3,628,960 shares of restricted common stock in lieu of cash for various services through the twelve months ending February 28, 2001, with the majority of these shares issued in the second and fourth fiscal quarters ending August 31, 2000 and February 28, 2001, respectively.


         We anticipate we will require approximately $2.2 million of capital to execute our current business plan. We will need to sell additional debt or equity securities, incur debt or combination of the foregoing, in order to satisfy these cash needs. A failure by us to generate or raise sufficient funds, may require Commercial Concepts to delay or abandon some or all of our future expansion plans or expenditures or reduce the scope of some or all of our present operations, which could have a material adverse effect on our financial condition, results of operations and cash flow.


Changes in and Disagreements with Accountants

         On August 31, 1999, Commercial Concepts terminated its independent auditor relationship with David T. Thomson, P.C.

         Thomson's report on the financial statements of Commercial Concepts for the fiscal year ended February 28, 1998, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The Thomson report for the fiscal year ended February 28, 1998, contained a statement as to the ability of Commercial Concepts to continue as a going concern. Other than the foregoing, there were no adverse opinions or disclaimers of opinions, or qualifications or modifications as to uncertainty, audit scope or accounting principles.

         During the fiscal years ended February 28, 1997, 1998 and 1999, and the period March 1, 1999 through August 31, 1999, there were no disagreements with Thomson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures or any reportable events.

         On September 5, 1999, we engaged Fitzgerald Sanders, LLC ("Fitzgerald") as our independent auditors to audit and report on the financial statements for the fiscal year ended February 28, 1999.

         The decision to change accountants was approved by the Board of Directors. We authorized Thomson to respond fully to Fitzgerald's inquiries concerning Commercial Concepts.

         Prior to engaging Fitzgerald, neither Commercial Concepts nor anyone acting on its behalf consulted with Fitzgerald regarding the application of accounting principles to any specified transaction or the type of audit opinion that might be rendered on our financial statements. In addition, during our fiscal years ended February 29, 2000 and February 28,1999 and 1998, neither Commercial Concepts nor anyone acting on its behalf consulted with Fitzgerald with respect to any matters that were the subject of a disagreement or a reportable event.

         Fitzgerald Sanders has served as our independent accountants since August 1999 and has advised us on accounting and tax matters.


         Subsequent to the filing of Commercial Concept's May 31, 2000, quarterly financial statements, Fitzgerald Sanders, LLC ^, reorganized and discontinued its audit practice, and as a consequence, resigned as the Company's independent accountants. The report of Fitzgerald Sanders on our financial statements for the past fiscal year contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles.


         During our most recent fiscal year and through the date of the last report, we had no disagreements with Fitzgerald Sanders on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Fitzgerald Sanders have caused it to make reference thereto in its report on our financial statements for such year.

         On October 10, 2000, the Board of Directors approved the change in independent accountants and the appointment of Christensen & Duncan CPA's LC as the new principal independent accountant of Registrant.

Executive Compensation

         In October, 2000, we entered into an employment agreement with George Richards, our President and Chief Executive Officer. The agreement is for a term of three years, renewable at Mr. Richard's option for an additional three year term. Pursuant to the agreement, Mr. Richards is to be paid a base salary of $120,000 per year and is entitled to other customary benefits.

         In December, 2000, we entered into an employment agreement with Karl Hansen, our Chief Financial Officer. The agreement is for a term of three years, renewable at Mr. Hansen's option for an additional three year term. Pursuant to the agreement, Mr. Hansen is to be paid a base salary of $110,000 per year and is entitled to other customary benefits.

         In December, 2000, we entered into an employment agreement with Scott Adamson, our Executive Vice President. The agreement is for a term of three years, renewable at Mr. Adamson's option for an additional three year term. Pursuant to the agreement, Mr. Adamson is to be paid a base salary of $110,000 per year and is entitled to other customary benefits.

         The following sets forth a summary of cash and non-cash compensation for each of the last three fiscal years ended February 28, 2001, February 29, 2000 and February 28, 1999. Beginning in fiscal year 2001, we have instituted a performance-based bonus plan for management. We have no deferred compensation plan.

                                              Summary Compensation Table
-----------------------------------------------------------------------------------------------------------------------
                                                                                  Long-Term
                                                 Annual Compensation         Compensation Awards
-------------------------------- ---------- ------------------------------ ------------------------- ------------------
                                                                            Restricted    Options/
           Name and               Fiscal        Salary          Bonus          Stock       SARs #        All Other
      Principal Position           Year           $               $          Awards $                  Compensation
-------------------------------- ---------- --------------- -------------- -------------- ---------- ------------------
Scott G. Adamson                   2001      $110,000(6)        $43,518(7)      --           --             --
     Executive Vice President      2000       $73,233(8)        $34,900(9)      --           --             --
                                   1999           --             --             --           --             --
                                                  --             --             --           --             --

Karl A. Hansen                     2001      $110,000(10)      $149,692(11)     --           --             --
     Chief Financial Officer       2000           --             $1,000(12)     --           --             --
                                   1999
-------------------------------- ---------- --------------- -------------- -------------- ---------- ------------------

1 $103,278 paid in cash and $16,722 deferred. Payment of deferred wages will be with cash or, at the option of Mr. Richards, in common stock valued at the average closing price of the common shares of Commercial Concepts during the periods in which Mr. Richard's compensation was deferred.

2 $28,695 received and $18,778 deferred. The amount received includes $5,387 paid in cash. The remainder of the amount received consists of restricted common stock. On August 23, 2000 we issued 37,363 shares of restricted common stock to Mr. Richards, valued at $.165 per share. On December 19, 2000 we issued 342,857 shares of restricted common stock to Mr. Richards, valued at $.05 per share. The deferred amount includes a future cash payment of $9,778 and future issuance of 138,462 shares of restricted common stock valued at $.065 per share.

3 $72,000 paid in cash and $48,000 deferred. Deferred compensation is payable by Commercial Concepts under the same conditions as described in Paragraph 1 above.

4 Bonus paid in stock. On December 23, 1999 we issued 147,500 restricted shares to Mr. Richards, valued at $.08 per share.

5 Salary paid in stock. On February 3, 1999 we issued 50,000 shares, valued at $.20 per share.

6 $91,664 paid in cash and $18,336 deferred. Deferred compensation is payable by Commercial Concepts to Mr. Adamson under the same conditions as described for Mr. Richards in Paragraph 1 above.

7 $27,018 received and $16,500 deferred. The amount received included $5,652 paid in cash. The remainder of the amount received consisted of restricted common stock. On August 23, 2000 we issued 34,253 restricted shares to Mr. Adamson, valued at $.165 per share. On December 19, 2000 we issued 314,286 restricted shares, valued at $.05 per share. The deferred bonus amount includes a future cash payment of $8,250 and future issuance of 126,953 shares of restricted common stock valued at $.065 per share.

8 $25,305 paid in cash and $47,928 deferred. Deferred compensation is payable by Commercial Concepts to Mr. Adamson under the same conditions as described for Mr. Richards in Paragraph 1 above.

9 Bonus amount consists of $9,900 paid in stock and $25,000 deferred. On December 23, 1999 Commercial Concepts issued 123,750 shares of restricted common stock to Mr. Adamson, valued at $.08 per share. The deferred bonus compensation is payable by Commercial Concepts to Mr. Adamson under the same conditions as described for Mr. Richards in Paragraph 1 above.

10 $91,662 paid in cash and $18,338 deferred. Deferred compensation is payable by Commercial Concepts to Mr. Hansen under the same conditions as described for Mr. Richards in Paragraph 1 above.

11 $132,465 received and $17,227  deferred.  The amount received included $3,512 paid in cash. The remainder of the amount received consisted of restricted common stock. On March 6, 2000 Mr. Hansen received 450,000 restricted shares of the 500,000 restricted shares awarded to him as an initial signing bonus, valued at $.02 per share. On May 31, 2000 Mr. Hansen received 200,000 restricted shares, valued at $.20 per share, of a total 500,000 issued as additional bonus to Mr. Hansen. The remaining 300,000 restricted shares of this additional bonus, also valued at $.20 per share, were issued to Mr. Hansen on January 2, 2001. The deferred bonus amount includes a future cash payment of $8,977 and future issuance of 126,953 shares of restricted common stock valued at $.065 per share.

12 Bonus amount consisted of 50,000 restricted common shares, valued at $.02. We issued the shares to Mr. Hansen on December 19, 1999 as part of his initial signing bonus.

Compensation of Directors

         Members of our Board of Directors are not entitled to any compensation for performing services in such capacity.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 28, 2001 by (a) each person known to us to be the beneficial owner of more than 5% of our common shares; (b) each of our directors; (c) each executive officer; and (d) all the directors and executive officers as a group (5 persons). As of February 28, 2001, we had 28,192,589 shares of common stock issued and outstanding.

                                       Security Ownership of Beneficial Owners
----------------------------------------------------------------------------------------------------------------------
                                                                                      Number of           Percent
                 Name                                   Address                     Shares Owned          of Class
---------------------------------------- --------------------------------------- --------------------- ---------------
Karl A. Hansen                           225 South 200 West                           1,424,976             5.1%
                                         Salt Lake City, UT 84101
---------------------------------------- --------------------------------------- --------------------- ---------------
Lee Kunz                                 Denver, CO                                   1,500,000             5.3%
---------------------------------------- --------------------------------------- --------------------- ---------------
Michael C. Lombardi                      755 East Gregg St.  #25                      1,750,000             6.2%
                                         Sparks, NV  89431
---------------------------------------- --------------------------------------- --------------------- ---------------
Michael Verdakis                         47 East 400 South                            1,613,164             5.7%
                                         Salt Lake City, UT 84111
---------------------------------------- --------------------------------------- --------------------- ---------------
All officers and directors                                                            7,050,622            25.0%
as a group  (5 persons)
---------------------------------------- --------------------------------------- --------------------- ---------------

                            DESCRIPTION OF SECURITIES

         We are authorized to issue 75,000,000 shares of common stock with $.001 par value. The holders of the common stock are entitled to one vote per each share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to shareholders. We anticipate that any earnings will be retained for use in our business for the foreseeable future. Upon liquidation, dissolution, or winding up of Commercial Concepts, the holders of the common stock are entitled to receive the net assets after distributions to the creditors. The holders of common stock do not have any pre-emptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of common stock and the shares offered hereby will not be subject to further call or redemption and will be fully paid and non-assessable.

Indemnification of Directors and Officers

         Commercial Concepts' articles of incorporation provide that it will indemnify any officer, director or former officer or director, to the full extent permitted by law. This could include indemnification for liabilities under securities laws enacted for shareowner protection. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Commercial Concepts pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         We are required pursuant to the Utah Revised Business Corporation Act to indemnify our officers and directors from liability to the extent that such officer or director is successful in defense of any proceedings. Our Articles of Incorporation and By-laws do not alter this statutory protection or provide any additional protection from liability. Under the Utah Revised Business Corporation Act, we may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in any capacity.

Certain Relationships and Related Transactions

         On December 19, 2000 we issued 342,857 restricted common shares to Richards & Associates, Inc., a Utah corporation, of which our current President and Chief Executive Officer, George E. Richards Jr., is the sole shareholder; 314,286 shares to Scott Adamson, Executive Vice President; 314,286 to Karl Hansen, Chief Financial Officer; and an aggregate of 500,172 shares to all other employees as our year-end employee bonus program.

         On August 23, 2000 we issued 37,367 restricted common shares to Richards & Associates, Inc., a Utah corporation, of which our current President and Chief Executive Officer, George E. Richards, Jr., is the sole shareholder; 34,253 shares to Scott G. Adamson, Executive Vice President; 25,690 shares to Karl Hansen, Chief Financial Officer, and an aggregate of 56,049 shares to three other management employees, in accordance with our six-month management performance incentive program, for the six month period ended June 30, 2000.

         In July of 2000, Lombardi Research Foundation ownership of 4,000,000 of our restricted shares was evenly divided between the Foundation's beneficial control parties, Vince C. Lombardi and Michael Angelo. Subsequent to the share division, Rule 144 filings for sale of the restricted shares have been submitted by Mr. Lombardi and Mr. Angelo for 250,000 shares and 150,000 shares respectively, leaving net ownership of our restricted shares at 1,750,000 for Mr. Lombardi and 1,850,000 for Mr. Angelo. Mr. Angelo has since transferred his shares to Michael Verdakis.

         On October 21, 1999, Karl Hansen accepted an offer to become the Chief Financial Officer of Commercial Concepts. Our offer included a bonus of 500,000 restricted common shares. The bonus was increased by an additional 500,000 shares on May 31, 2000. Mr. Hansen received 200,000 of these shares in May 2000, and the remaining 300,000 shares on January 2, 2001. Between October 21, 1999 and September 30, 2000, Mr. Hansen purchased 85,000 common shares of Commercial Concepts.

         Lee Kunz, a director since April 2000, purchased 300,000 common shares for $24,000 in November 1999, on behalf of L&B Charitable Trust, a Colorado trust. Mr. Kunz, on behalf of L & B Charitable Trust, on or about February 2000 also purchased 500,000 restricted common shares for $75,000. On or about January 2000, Mr. Kunz on behalf of L & B Charitable Trust purchased 200,000 restricted common shares for $20,000. The 200,000 shares acquired by L & B Charitable Trust were a part of the 2,198,000 shares issued to Scott G. Adamson, the Executive Vice President, in August 1999. The shares were endorsed to L & B Charitable Trust in March 2000.

         On or about April 18, 2000, L&B Charitable Trust purchased 500,000 restricted common shares for $100,000. The funds will be remitted to Commercial Concepts at the rate of $20,000 per month over five months. The purchase price also included two-year warrants to purchase an additional 500,000 common shares of Commercial Concepts at a price of $.50 in the first year and $.75 in the second year.

         Ron Poulton, the trustee of Tech Trust, a shareholder owning more than 5% of the outstanding shares of stock, rendered legal services to Commercial Concepts from 1985 to November 1999. Legal fees and expenses paid or payable to Mr. Poulton in the twelve-month period ended February 29, 2000 totaled $28,988 and totaled $57,862 and $5,700 for the fiscal years ended February 28, 1999 and 1998, respectively.

         On December 23, 1999, we issued 147,500 shares of common stock to Richards & Associates, Inc., a Utah corporation, of which George E. Richards, Jr., President and Chief Executive Officer, is the sole shareholder; 123,750 shares to Scott Adamson, Executive Vice President; 69,300 shares to Larry D. Rogers, Vice President; and an aggregate of 134,500 shares to all other employees as year-end employment bonuses.

         On December 15, 1999, we agreed to issue an option to purchase 500,000 shares of common stock, at an exercise price of $.104 per share, to Wilfred Blum, then a director, as repayment of $52,000 of reimbursements and other expenses allegedly owed by us to Mr. Blum. We have negotiated a written agreement regarding the same with Mr. Blum.

         In August of 1999, we reached an oral agreement with Cybercenters International, Inc., a principal shareholder of which is Scott Adamson, an Executive Vice President, to acquire all of the issued and outstanding stock of Cybercenters after February 28, 2000. As part of the transaction, we issued 342,000 shares of stock to three shareholders of Cybercenters in consideration of an oral agreement by such persons to pay an aggregate of $18,642. Mr. Adamson was issued 2,198,000 shares of common stock in consideration of an oral agreement to pay $131,880. At December 8, 2000, $80,880 of the obligation remains outstanding. The foregoing obligations are not due and payable until the stock is sold. Mr. Adamson subsequently endorsed 800,000 of the 2,198,000 common shares issued to him to other investors for the benefit of Commercial Concepts. All funds realized by such sales were remitted directly to us and partially offset Mr. Adamson's indebtedness to us. No interest accrues on the obligations.

         In July of 1999, Richards & Associates, Inc., a Utah corporation, of which Mr. Richards is the sole shareholder, and Wilfred Blum, then a director, each pledged 2,000,000 shares of stock personally held by them (for an aggregate amount of 4,000,000 shares) to Lombardi Research Foundation to secure a short-term loan to Commercial Concepts in the amount of $30,000. The proceeds of the loan were used to finance a business development trip to China and to purchase assets. The loan was to be repaid on or before August 1999. When the loan was not repaid by August 1999, Lombardi Research Foundation caused all 4,000,000 shares to be transferred to it pursuant to a security agreement. The shares pledged by Richards & Associates to secure the loan were issued to it on May 5, 1999 as described below. The shares pledged by Mr. Blum however, were issued to Mr. Blum by our transfer agent at Mr. Blum's request without the approval of the Board of Directors. Since all of the proceeds of the loan were used for our benefit, on December 23, 1999, we issued 2,000,000 shares of common stock to Richards & Associates to replace the shares that were transferred to Lombardi. We did not issue replacement shares to Mr. Blum. We have also implemented certain procedures to prevent the issuance of stock without the approval of the Board of Directors.

         On May 5, 1999, we issued 2,000,000 shares of common stock to Richards & Associates, Inc., a Utah corporation, of which our current Chief Executive Officer and President, George E. Richards, Jr., is the sole shareholder, in consideration of an oral agreement to pay Commercial Concepts $120,000. The obligation is not payable until the shares of stock are sold and no interest accrues on the obligation. The obligation is still outstanding as of December 8, 2000.

         On January 25, 1999, we issued 2,000,000 shares of restricted common stock valued at $.06 per share, for a total amount of $120,000 to Wilfred Blum, then a director and the Chief Executive Officer and President. Of the shares issued, 1,600,000 shares or $96,000 worth of stock was issued for services rendered during the fiscal year ended February 28, 1999, and 400,000 shares, or $24,000 worth of stock was issued to repay cash advances to Commercial Concepts. On or about July 1999, we loaned $12,340 to Mr. Blum. No note was executed for this advance. The loan did not bear interest. The loan was repaid in calendar year 2000.

         On February 3, 1999, we issued 50,000 shares of restricted common stock valued at $.20 per share, for a total amount of $10,000 to Richards & Associates, Inc., a Utah corporation, of which Mr. George E. Richards, Jr., the current Chief Executive Officer and President, is the sole shareholder, for services rendered by Mr. Richards to Commercial Concepts during the fiscal year ended February 29, 1999.

Selling Security Holders

         The following table lists the selling security holders, the number of shares of common stock held by each selling security holder as of the date hereof, the number of shares included in the offering and the shares of common stock held by each such selling security holder after the offering. The shares included in the prospectus are issuable to the selling security holders upon conversion of the debentures or the exercise of warrants.


                        Total
                      Shares of        Total
                       Common       Percentage     Shares of                             Percentage
                        Stock       of Common       Common     Beneficial   Percentage   of Common
                      Issuable        Stock,         Stock     Ownership    of Common   Beneficial    Stock
                        Upon         Assuming     Included in  Before the  Stock Owned   Ownership     Owned
                     Conversion        Full        Prospectus  Offering       Before     After the     After
      Name           of Notes(1)    Conversion        (2)      (2)          Offering(3)  Offering    Offering
------------------- ------------- ------------ ------------- ------------ ------------ ----------- ------------
The Keshet Fund        1,074,561        3.63%     1,790,935    1,074,561        3.63%      0            -
L.P. (4)(7)            ---------        -----     ---------    ---------        -----      -
------------------- ------------- ------------ ------------- ------------ ------------ ----------- ------------
Keshet, L.P.           1,469,298        4.91%     2,448,830    1,469,298        4.91%      0            -
                       ---------        -----     ---------    ---------        -----      -            -
------------------- ------------- ------------ ------------- ------------ ------------ ----------- ------------
Nesher Ltd. (3)        1,184,211        3.99%     1,973,684    1,184,211        3.99%      0
                       ---------        -----     ---------    ---------        -----      -
------------------- ------------- ------------ ------------- ------------ ------------ ----------- ------------
Talbiya B.             2,357,895        7.64%     2,796,491    1,496,453        4.99%      0            -
Investments            ---------        -----     ---------    ---------        -----      -            -
Ltd. (4)
------------------- ------------- ------------ ------------- ------------ ------------ ----------- ------------

"*" means less than one percent.


         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Represents shares of common stock issuable upon conversion of debentures or exercise of warrants of the selling shareholder, at an assumed conversion price of $0.114 per share. Because the number of shares of common stock issuable upon conversion of the debentures is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However, the selling shareholder has contractually agreed to restrict its ability to convert its debentures or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise exceed 4.99% of the then issued and outstanding shares of common stock following such conversion or exercise.

(2) Includes 200% of the shares issuable on conversion of the debentures, based on the market price of our common stock on May 3, 2001, as
         required by our agreement with the selling   shareholders.  The number
         of shares of common stock issuable upon conversion of the debentures is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued in respect of such conversions and, consequently, offered for sale under this registration statement, cannot be determined at this time. As a result of the contractual agreement not to exceed 4.99% beneficial ownership, the selling shareholder does not believe it is a control person as defined in the Securities Exchange Act of 1934 or is required to file a Schedule 13D. Each selling stockholder is deemed to be an underwriter of the securities they are selling.


(3) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, John Clark may be deemed a control person of the shares owned by such entity. All selling stockholders are under common control and all shares registered hereunder may be deemed to be beneficially owned by such control person. All such selling stockholders may be deemed to be a purchasing group for purposes of Rule 13d, but are not required to file a Form 13D because of the limitation of their beneficial ownership to 4.99%, as a group.

(4) Includes 1,700,000 shares of common stock issuable upon exercise of common stock purchase warrant.

Plan of Distribution


         The shares of common stock offered hereby by the selling security holders may be sold from time to time by the selling security holders, or by the pledges, donees, transferees and other successors in interest. These pledges, donees, transferees and other successors in interest will be deemed "selling security holders" for the purposes of this prospectus and we would be required to file a post-effective amendment to the registration statement of which this prospectus forms a part, prior to any sales by such selling security holders. The shares of common stock may be sold on one or more exchanges or in the over-the-counter market (including the OTC Bulletin Board); or in privately negotiated transactions.


         The shares of common stock may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the selling security holders and purchasers. In addition, the selling security holder may, from time to time, sell short the common stock, and in these instances, this prospectus may be delivered in connection with the short sale and the common stock offered hereby may be used to cover the short sale. In the event any sales are proposed to be made by broker/dealers as principals, we will first file a post-effective amendment to the registration statement of which this prospectus forms a part, to disclose the terms of such transactions and identify the broker/dealer.

         Transactions   involving  brokers  or  dealers  may  include,   without
limitation, the following:

         o        ordinary brokerage transactions;

         o        transactions   in  which  the   broker   or  dealer   solicits
                  purchasers;

         o block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

         o purchases by a broker or dealer as a principal and resale by such broker or dealer for its account.

         In effecting sales, brokers and dealers engaged by the selling security holders or the purchasers of the shares of common stock may arrange for other brokers or dealers to participate. These brokers or dealers may receive discounts, concessions or commissions from the selling security holders and/or the purchasers of the shares of common stock for whom the broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

         Commercial Concepts is bearing all of the costs relating to the registration of the shares of common stock other than certain fees and expenses, if any, of counsel and other advisors to the selling security holders. These costs are expected to include the following:

              Legal                               $  22,500
              Accounting                          $   3,000
              Misc., including filing fees        $   2,880
                                                  ---------
                       Total                      $  28,380

         Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in the transaction, or both.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

         Under  certain   circumstances,   the  selling   stockholders  and  any
broker-dealers that participate in the distribution might be deemed to be "underwriters" within the meaning of the Securities Act and any commission received by them and any profit on the resale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

         The four selling stockholders, The Keshet Fund L.P., Keshet L.P., Nesher Ltd., and Talbiya B. Investments, are "underwriters" within the meaning of the Securities Act in connection with the sale of common stock offered by them under this prospectus. These four investors are foreign entities and it may be difficult for us to enforce claims against them. Therefore, the selling stockholders will be subject to prospectus delivery requirements under t he Securities Act. Furthermore in the event of a "distribution" of their shares, the selling stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-6 under the Exchange Act or Regulation M under the Exchange Act, which prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until such person's participation in that distribution is completed. In addition, Rule 10b-7 under the Exchange Act or Regulation M prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         If we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special order, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a post-effective amendment to the registration statement of which this prospectus forms a part, disclosing the following:


         o The names of the selling stockholders and of the participating broker-dealer(s);

         o        The number of shares involved;

         o        The price at which such shares were sold;

         o The commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o That such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o        Other facts material to the transaction.

         The selling stockholders may be entitled under agreements entered into with us to indemnification from us against liabilities under the Securities Act.

         In order to comply with certain state securities laws, if applicable, these shares of common stock will not be sold in a particular state unless they have been registered or qualified for sale in that state or any exemption from registration or qualification is available and complied with.

                                     EXPERTS

         The consolidated balance sheets of Commercial Concepts, Inc. as of February 29, 2000 and the related statements of operations, stockholders' deficit and cash flows for the period ended February 29, 2000, included in this prospectus, have been included herein in reliance on the report of Fitzgerald Sanders, LLC, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                                  LEGAL MATTERS


         Sichenzia, Ross, Friedman & Ference LLP has passed on certain legal matters for Commercial Concepts in connection with this offering.


                    WHERE CAN YOU FIND ADDITIONAL INFORMATION

         A Registration Statement on Form SB-2, including amendments thereto, relating to the units offered hereby has been filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to Commercial Concepts and the shares offered hereby, reference is made to such registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the commission's principal office located at:

               Securities and Exchange Commission
               450 Fifth Street, N.W.
               Washington, D.C. 20549


         Copies of all or any part thereof may be obtained from the public reference branch of the commission upon the payment of certain fees prescribed by the commission. The commission also maintains a site on the worldwide web at http://www.sec.gov that contains information regarding registrants that file electronically with the commission.

                            Commercial Concepts, Inc.

                              Financial Statements
                                       and
                          Notes to Financial Statements

                  As of February 28, 2001 and February 29, 2000
                          and for the years then ended

                        With Independent Auditors' Report

                                    Contents

Independent Auditors' Report - Christensen & Duncan ......................  F-2
Independent Auditors' Report - Fitzgerald Sanders.........................  F-3

Financial Statements:
    Balance Sheets as of February 28, 2001 and February 29, 2000..........  F-4
    Statements of Operations for the years ended February 28, 2001 and February 29, 2000...............................................  F-5
    Statement of Stockholders' Deficit for the years ended February
      28, 2001 and February 29, 2000......................................  F-6
    Statements of Cash Flows for the years ended February 28, 2001 and
      February 29, 2000...................................................  F-7
    Notes to Financial Statements.........................................  F-8

                          Christensen & Duncan CPAs, LC
                          Certified Public Accountants

  (801) 944-4020 Mobile (801) 597-3207 Fax (801) 944-4866 slcpas@integrity.com
            7086 South Highland Dr. #200 / Salt Lake City, Utah 84121


                          Independent Auditors' Report

Board of Directors
Commercial Concepts, Inc.
Salt Lake City, Utah

We have audited the accompanying balance sheet of Commercial Concepts, Inc. as of February 28, 2001, and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the year ended February 29, 2000, were audited by other auditors whose report, dated May 17, 2000, expressed an unqualified opinion on those statements and included an explanatory paragraph concerning the Company's ability to continue as a going concern.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commercial Concepts, Inc. as of February 28, 2001, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has current liabilities in excess of current assets, has a net stockholders' deficit and has incurred substantial operating losses, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

/s/ CHRISTENSEN & DUNCAN CPA's LC

CHRISTENSEN & DUNCAN CPA's LC
May 10, 2001

                          Independent Auditors' Report

To the Board of Directors and Stockholders of Commercial Concepts, Inc.
Salt Lake City, Utah

We have audited the accompanying balance sheets of Commercial Concepts, Inc. (a Utah corporation) as of February 29, 2000, and February 28, 1999, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements and supplementary information of Commercial Concepts, Inc. as of February 28, 1998 were audited by other auditors whose report dated March 11, 1998, on those statements included an explanatory paragraph that described a substantial doubt about the Company's ability to continue as a going concern due to losses from operations and limited working capital discussed on Note 4 to the financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commercial Concepts, Inc. as of February 29, 2000 and February 28, 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements as of February 29, 2000, have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has suffered recurring losses from operations and has limited working capital. The factors raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Fitzgerald Sanders, LLC

Fitzgerald Sanders, LLC
Salt Lake City, Utah
May 17, 2000

                                      F-3

                            COMMERCIAL CONCEPTS, INC.
                                 BALANCE SHEETS
                     February 28, 2001 and February 29, 2000

                                                                           February 28,     February 29,
                                                                                   2001            2000
                                                                         ----------------  --------------
       ASSETS

       CURRENT ASSETS
            Cash in bank                                                 $          1,621  $      31,171
            Accounts receivable                                                    11,548         37,811
            Employee advances                                                      11,700
            Prepaid expenses                                                        1,683           6,991
                                                                         ----------------  --------------
              Total current assets                                                 26,552          75,973
                                                                         ----------------  --------------

       PROPERTY AND EQUIPMENT
            Property and equipment                                                118,228          93,140
            Less: accumulated depreciation                                        (47,995)        (22,810)
                                                                         ----------------  --------------
               Property and equipment, net                                         70,233          70,330
                                                                         ----------------  --------------

       OTHER ASSETS
            Investment in software development                                    550,291
               Deposits                                                             7,217             100
                                                                         ----------------  --------------
                    Total other assets                                            557,508             100
                                                                         ----------------  --------------
       TOTAL ASSETS                                                      $        654,293  $      146,403
                                                                         ================  ==============


       LIABILITIES AND STOCKHOLDERS' DEFICIT

       CURRENT LIABILITIES
            Accounts payable                                              $        88,030  $      269,265
            Accrued salaries                                                      301,622
            Accrued interest                                                        8,418

            Current portion of long-term debt                                       4,850           4,514
            Short-term debt                                                       167,988          45,000
                                                                         ----------------  --------------
              Total current liabilities                                           570,908         318,779
                                                                         ----------------  --------------

       LONG TERM DEBT                                                             830,172          17,432

       STOCKHOLDERS'  DEFICIT
            Common stock, $.001 par value, 75,000,000 shares
            authorized, 28,197,590 and 23,683,630 shares issued
            and outstanding, respectively                                          28,198          23,683

            Common stock subscription receivable                                 (200,880)       (225,922)


            Additional paid-in capital                                          2,807,473       2,015,357
            Accumulated deficit                                                (3,381,578)     (2,002,926)
                                                                         ----------------  --------------
                Total Stockholders' Deficit                                      (746,787)       (189,808)
                                                                         ----------------  --------------
       TOTAL LIABILITIES AND STOCKHOLDERS'  DEFICIT                      $        654,293  $      146,403
                                                                         ================  ==============

                 See accompanying notes to financial statements

                            COMMERCIAL CONCEPTS, INC.
                        STATEMENTS OF OPERATIONS for the
              Years Ended February 28, 2001 and February 29, 2000


                                                                              2001                2000
                                                                              ----                ----
     REVENUES:
              Sales                                                      $         70,104  $      261,263
              Less cost of goods sold                                               5,078          81,797
                                                                         ----------------  --------------
              Gross Profit                                                         65,026         179,466

     EXPENSES:
           General and Administrative Expenses                                    903,836         847,527

           Services provided for common stock                                     458,882         158,642

           Depreciation                                                            25,185          15,597
                                                                         ----------------  --------------

           Total Expenses                                                       1,387,903       1,021,766
                                                                         ----------------  --------------

     NET LOSS FROM OPERATIONS                                                  (1,322,877)       (842,300)

     OTHER INCOME:
           Interest income                                                            568          15,806
              Other income                                                          8,607
              Interest expense                                                    (64,950)         (5,510)
                                                                         ----------------  --------------

     NET LOSS BEFORE INCOME TAXES                                              (1,378,652)       (832,004)

     PROVISION  FOR INCOME TAXES                                                        -               -

     NET LOSS                                                            $     (1,378,652) $     (832,004)
                                                                         ================  ==============
     NET LOSS PER COMMON SHARE:

     Weighted Average Shares Outstanding:
               Basic                                                           25,999,966      16,640,080
               Diluted                                                         25,999,966      16,640,080

     Net Loss per Common Share:
                Basic                                                    $          (.053) $        (.050)

                Diluted                                                  $          (.053) $        (.050)

                 See accompanying notes to financial statements

                            COMMERCIAL CONCEPTS, INC.

                     STATEMENT OF STOCKHOLDERS' DEFICIT for
             the Years Ended February 28, 2001 and February 29, 2000

                                                                   Common Stock         Additional                     Common Stock
                                                               ----------------------    Paid-in       Accumulated     Subscription
                                                                Shares         Amount    Capital         Deficit        Receivable
                                                                ------         ------    ---------       -------        ----------
Balance, March 1, 1999                                         9,136,280      $  9,136  $  1,231,580   $(1,170,922)

Issuance of common stock for cash and receivable               2,400,000         2,400       309,600             -             -

Issuance of common stock for various technology                  700,000           700        79,600             -             -

Issuance of common stock for loan inducement fee                 100,000           100         9,900             -             -

Issuance of common stock for litigation settlement               360,000           360        11,100             -             -

Issuance of common stock for services                          6,747,350         6,747       151,895             -             -

Stock subscription receivable                                  4,240,000         4,240       221,682             -    $ (225,922)

Net loss                                                               -             -             -      (832,004)            -
                                                            --------------------------------------------------------
Balance, February 29, 2000                                    23,683,630        23,683     2,015,357    (2,002,926)     (225,922)

Issuance of common stock for services at various dates         3,628,960         3,630       455,252             -             -

Issuance of common stock for cash at various dates               900,000           900       309,675             -             -

Beneficial note conversion feature                                     -             -        27,174             -             -

Payment received on stock subscription receivable                      -             -             -             -        25,042

Cancellation of shares                                           (15,000)          (15)           15             -             -

Net loss                                                               -             -             -    (1,378,652)            -
                                                              ----------      ---------  -----------   -----------    ----------
Balance, February 28, 2001                                    28,197,590      $  28,198  $ 2,807,473   $(3,381,578)   $ (200,880)
                                                              ==========      =========  ===========   ===========    ==========

                 See accompanying notes to financial statements


                            COMMERCIAL CONCEPTS, INC.
                        STATEMENTS OF CASH FLOWS for the
               Years Ended February 28, 2001 and February 29, 2000

                                                                 2001                2000
                                                                 ----                ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                   $   (1,378,652)     $       (832,004)
Non-cash items included in net loss:
Services, fees and settlements paid in stock                      458,882               260,402
 Depreciation                                                      25,185                15,597
 Interest expense on convertible note conversion
  feature                                                          27,174                     -

Changes in assets and liabilities:
 Prepaid expenses                                                   5,308                (6,991)
 Accounts receivable                                               26,263               (37,811)
 Employee advances                                                (11,700)               12,340
 Inventory                                                              -                 4,500
 Accounts payable                                                (181,235)               51,241
 Accrued expenses                                                 314,890               162,363
                                                          ---------------------------------------

 Net cash flows used in operating activities                     (713,885)             (370,363)
                                                          ---------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Increase in deposits                                              (7,117)                    -
 Increase in investment in software development                  (550,291)                    -
 Purchase of equipment                                            (25,088)              (32,537)
                                                          ---------------------------------------
 Net cash flows used in investing activities                     (582,496)              (32,537)
                                                          ---------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Cash proceeds from sale of stock                                 310,575               312,000
 Stockholder loans                                                 25,042                     -
 Net proceeds from short-term debt                                118,474                     -
 Net proceeds from long-term debt                                 812,740                44,376
                                                          ---------------------------------------

 Net cash flows from financing activities                       1,266,831               356,376
                                                          ---------------------------------------

NET DECREASE IN CASH                                              (29,550)              (46,524)

CASH AND CASH EQUIVALENTS AT BEGINNING
OF YEAR                                                            31,171                77,695
                                                          ---------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                  $         1,621     $          31,171
                                                          =======================================

SUPPLEMENTAL INFORMATION:
CASH PAID DURING THE YEAR FOR:
 Interest                                                 $        56,532     $           5,510
                                                          =======================================
 Income taxes                                             $           100     $             100
                                                          =======================================

                 See accompanying notes to financial statements

                            COMMERCIAL CONCEPTS, INC.

                      NOTES TO FINANCIAL STATEMENTS for the
               Years Ended February 28, 2001 and February 29, 2000

NOTE 1  - THE COMPANY

Business Operations Commercial Concepts, Inc. (The Company) creates proprietary software platforms. From these platforms individual internet related database software products are developed. As each product completes beta testing, the Company seeks a distribution partner to market and provide ongoing support for the product.

The Company has elected a February fiscal year end for accounting and reporting purposes.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES
Cash Equivalents - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment - The cost of property and equipment is depreciated over the estimated useful lives of the related assets. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets.

         As of February 28, 2001 and February 29, 2000, property and equipment consisted of the following:

                                                 2001             2000
                                                 ----             ----
                  Leasehold improvements        $7,000           $7,000
                  Equipment                     99,055           73,967
                  Furniture and fixtures        12,173           12,173
                                                ------           ------
                           Total              $118,228        $  93,140
                                              ========        =========

Capitalization of Software Development Costs - The Company's policy is to expense research and development costs until technological feasibility is reached and all related research and development activities are completed, subsequent production expenses to bring the product to market are then capitalized. Capitalization of software costs is discontinued when the product is available for general release to customers.

Amortization expense of capitalized software costs has not been provided for in the accompanying statements of operations because the software products are not available as yet for sale to customers.

Income Taxes - Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Net Income (Loss) per Common Share - Basic net income (loss) per common share is computed based upon the average number of common shares outstanding during the period. The diluted per share computation adds to the weighted average common shares outstanding the incremental increase in shares due to outstanding common stock equivalents (options, warrants etc.) unless such common stock equivalents are considered anti-dilutive.

                            COMMERCIAL CONCEPTS, INC.

                      NOTES TO FINANCIAL STATEMENTS for the
               Years Ended February 28, 2001 and February 29, 2000

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Reclassification - Certain items on the February 29, 2000 financial statements have been reclassified to conform to classifications adopted in 2001.

NOTE 3  - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates the continuation of the Company as a going concern. As reflected in the accompanying financial statements, the Company has current liabilities in excess of current assets, has a net stockholders' deficit and has incurred substantial operating losses, all of which raise substantial doubt about its ability to continue as a going concern.

In order to develop additional working capital and attract continued equity investment, the Company has reorganized management, formulated a new business plan, and developed and marketed new business products. On or about July 18, 2000, the company initiated a borrowing relationship with a private investment group (see Notes 6 and 9). Through February 28, 2001, the Company has borrowed $500,000 under the terms of two $250,000 convertible notes payable. In addition, $300,000 was borrowed on December 3, 2000 from this investment group. Management believes that the actions presently being taken will provide the opportunity for the Company to continue as a going concern.

NOTE 4  -  INCOME TAXES

Deferred tax assets at February 28, 2001 and February 29, 2000, consisted of the following:

                                                 2001                2000
                                                 ----                ----
     Deferred tax asset arising from:

     Net operating loss carryforwards         $1,100,000       $   623,431
     Less allowance valuation at 100%         (1,100,000)         (623,431)
                                              ----------       -----------

       Deferred tax asset                     $     NONE       $      NONE
                                              ==========       ===========

The Company has unused net operating loss carry forwards of approximately $3,000,000 to offset future taxable income which expire at various times and amounts through 2021.

NOTE 5 - SHORT-TERM AND LONG-TERM DEBT

Short-term debt consisted of the following at February 28, 2001 and February 29, 2000:

                                                                          2001           2000
                                                                          ----           ----
Notes payable (non-collateralized) to individual dated June 22,
2000 through February 16, 2001, due at various dates through
February 5, 2002, plus all accrued interest at 15%.                   $   68,500

Note payable to individual dated November 3, 2000, collateralized by 200,000 shares of the Company's common stock, payable on
demand plus all accrued interest at 15%.                                  15,000

                                       F-9

                            COMMERCIAL CONCEPTS, INC.

                      NOTES TO FINANCIAL STATEMENTS for the
               Years Ended February 28, 2001 and February 29, 2000

NOTE 5 - SHORT-TERM AND LONG-TERM DEBT  (CONTINUED)

Short-term debt (continued)
Note payable (non-collateralized) to individual dated June 15,
2000 payable on demand plus all accrued interest at 10%.                  42,988

Note payable to limited partnership dated February 2001,
collateralized by 571,250 shares of the Company's common stock,
payable on March 15, 2001 plus all accrued interest at 12%.               30,000

Note payable to corporation (non-collateralized) dated January
23, 2001 due on demand plus all accrued interest at 10%.                  10,000

Notes payable to three individuals paid in full during the year
ended February 28, 2001 plus all accrued interest at 10%.                            $   45,000

Other                                                                     15,000
                                                                      ----------     ----------
Total                                                                 $  167,988     $   45,000
                                                                      ==========     ==========

Long-term debt consisted of the following at February 28, 2001 and February 29, 2000:

                                                                         2001          2000
                                                                         ----          ----

Convertible notes payable to private investment group with
$250,000 due on July 20, 2003 and $250,000 due on September 20,
2003 plus all accrued interest at 6% (see Note 6).                  $    514,712

Convertible note payable to private investment group due December
3, 2003 plus all accrued interest at 8% (see Note 6).                    305,918

Capital leases (see Note 8).                                              14,392     $   21,946
                                                                    ------------     ----------

Total                                                                    835,022         21,946

Less current-portion                                                      (4,850)        (4,514)
                                                                    ------------     ----------
Long-term portion                                                   $    830,172     $   17,432
                                                                    ============     ==========

Long term debt as of February 28, 2001 is scheduled to mature as follows:

         Year ended February 28:

           2002                    $     4,850
           2003                          5,000
           2004                        825,172
                                   -----------
           Total                   $   835,022
                                   ===========

                            COMMERCIAL CONCEPTS, INC.

                      NOTES TO FINANCIAL STATEMENTS for the
               Years Ended February 28, 2001 and February 29, 2000

NOTE 6 -  CONVERTIBLE NOTES PAYABLE AND OTHER EQUITY INSTRUMENTS

Through February 28, 2001, the Company issued to a private investment group two $250,000, 6% convertible notes due July 20, 2003 and September 20, 2003, respectively. The notes are convertible into common shares of the Company based upon the three lowest closing prices for the Company during the thirty trading days prior to the date of the note, or the three lowest closing prices during the sixty trading days prior to the conversion date. In accordance with Emerging Issues Task Force No. 98-5, the Company recorded interest expense and a corresponding increase to additional paid-in capital in the amount of $27,174 in connection with the beneficial conversion feature during the year ended February 28, 2001. The Company retains a redemption clause in the notes that allow the Company to repurchase the notes upon payment of 130% of the note's face value, plus accrued interest. In addition, the Company issued warrants to purchase 850,000 shares of the Company's common stock at an exercise price of $0.4375, in connection with the issuance of the first $250,000 note and warrants to purchase 850,000 shares were issued at an exercise price of $.1925, in connection with the second $250,000 note, which exercise prices approximated the fair market value of the Company's common stock.

On December 3, 2000, the Company received $300,000 from a private investment group under the terms of a convertible 8% note payable due December 3, 2003. In connection therewith, the Company issued 750,000 five-year warrants having an exercise price of $0.115.

On March 7, 2001 the Company issued warrants to purchase 40,816 shares of the Company's common stock at $.175 in connection with a short-term $50,000 note payable entered into on March 1, 2001.

Four employees including two officers of the Company have the option to convert accrued salaries in the amount of $151,059 into 1,575,893 shares of the Company's common stock.

NOTE 7 - RELATED PARTY TRANSACTIONS

During the year ended February 28, 2001, L&B Charitable Trust purchased 500,000 restricted common shares of the Company for $100,000. The purchase price also included two-year warrants to purchase an additional 500,000 common shares of the Company at an exercise price of $0.50 in the first year and $0.75 in the second year.

During the year ended February 28, 2001, the Company issued 2,018,739 restricted shares of common stock to three officers of the Company for services.

                            COMMERCIAL CONCEPTS, INC.

                      NOTES TO FINANCIAL STATEMENTS for the
               Years Ended February 28, 2001 and February 29, 2000

NOTE 8 - LEASE COMMITMENTS

As of February 28, 2001, the Company leased office space and certain equipment under non-cancelable operating and capital leases. Future minimum lease payments required under the operating and capital leases are as follows:

                                                    Operating          Capital
                                                      Leases            Leases
                                                      ------            ------

        2002   ...................................   $    78,379     $   8,064
        2003   ...................................        81,737         8,064
        2004   ...................................        85,162         8,064
        2005   ...................................             -         2,181
                                                      ----------     ---------
        Total minimum lease payments                  $  245,278        26,373
                                                      ==========

        Less amount representing interest                               11,981
                                                                     ---------

        Present value of net minimum lease payments                     14,392

        Less current portion                                             4,850
                                                                     ---------

            Total                                                    $   9,542
                                                                     =========

As  of  February  28,  2001,   the  Company  has   equipment   purchased   under
non-cancelable   capital   leases  with  a  cost  of  $22,570  and   accumulated
amortization of $5,556.

NOTE 9 - Subsequent Event

On July 18, 2000 the Company initiated a $6.5 million equity line of credit with a private investment group. Full implementation of the credit line required the Company to submit an appropriate SB-2 registration statement to the Securities and Exchange Commission (SEC). This SB-2 registration statement was filed with the SEC in September 2000. In March 2001 the Company received notification from the SEC that the registration cannot be approved if the financing structure remains as an equity line of credit. As a result, the Company and the private investment group have agreed that the SB-2 registration should be amended to reflect only the first two disbursements that were made under the equity line, in the form of convertible notes (see note 6). The amended SB-2 was filed with the SEC in April 2001. The investment group has agreed to continue financial support for the Company. An additional convertible note for $300,000 was executed in April 2001, between the investment group and the Company. An agreement formalizing the revised financing terms is currently being negotiated.

No dealer,  salesman or other person is
authorized to give any  information  or
to make any representations  other than
those  contained in this  prospectus in
connection  with the offer made hereby.
If given or made,  such  information or
representations must not be relied upon                COMMERCIAL
as  having  been   authorized   by  the              CONCEPTS, INC.
Company.   This   prospectus  does  not                9,009,941
constitute   an  offer  to  sell  or  a         Shares of Common Stock
solicitation  of an offer to buy any of
the  securities  covered  hereby in any
jurisdiction  or to any  person to whom
it is  unlawful  to make such  offer or
solicitation   in  such   jurisdiction.
Neither the delivery of this prospectus
nor any sale made hereunder  shall,  in
any    circumstances,     create    any
implication  that  there  has  been  no
change  in the  affairs  of  Commercial
Concepts since the date hereof.


           Table of Contents

                                   Page


PROSPECTUS SUMMARY                   4
RISK FACTORS                         5
DESCRIPTION OF BUSINESS              7
SPECIAL NOTE REGARDING FORWARD-
LOOKING STATEMENTS                  11
USE OF PROCEEDS                     11
DESCRIPTION OF PROPERTY             12                  PROSPECTUS
DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS       12
MANAGEMENT'S DISCUSSION AND
ANALYSIS                            14
RESULTS OF OPERATIONS               14
DESCRIPTION OF SECURITIES           18
EXPERTS                             24
LEGAL MATTERS                       24
WHERE CAN YOU FIND ADDITIONAL
INFORMATION                         24                         , 2001
FINANCIAL STATEMENTS               F-1

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers

         The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

         The Registrant's Articles of Incorporation provide for the indemnification of the Registrant's directors and officers to the fullest extent permitted by the Utah Revised Business Corporation Act ("URBCA"). The liability of directors and officers of the Registrant is limited such that a director or officer is not liable to the Registrant or its shareholders for any action taken or any failure to take any action, as an officer or director, as the case may be, unless:

                  (i) The director or officer has breached or failed to perform the duties of the office in compliancess. 16-10 (a)-841 of the URBCA; and

                  (ii) The breach or failure to perform constitutes gross negligence, willful misconduct, or intentional infliction of harm on the Registrant or its shareholders.

Directors of the Registrant are personally liable if such director votes for or assents to an unlawful distribution under the URBCA or the Registrant's Articles of Incorporation.

         The Registrant will pursuant to ss. 16-10a-902 of the URBCA, indemnify an individual, made party to a proceeding because he was a director, against liability incurred in the proceeding if:

                  (i) The director's conduct was in good faith;

                  (ii) The director reasonably believed that his conduct was in, or not opposed to, the Registrant's best interests; and

                  (iii) In the case of any criminal proceeding, he has no reasonable cause to believe his conduct was unlawful; provided that, the Registrant may not indemnify the same director if (A) indemnification is sought in connection with a proceeding by or in the right of the Registrant in which the director was adjudged liable to the Registrant; or (B) indemnification is sought in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not including action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

Indemnification under this section in connection with a proceeding by or in the right of the Registrant is limited to reasonable expenses incurred in connection with the proceeding.

         In accordance with ss. 16-10a-903 of the URBCA, the Registrant shall indemnify a director or an officer, who is successful on the merits or otherwise, in defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a party because he is or was a director or an officer of the Registrant, as the case may be, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

         In accordance with ss. 16-10a-1-904 of the URBCA, the Registrant will pay or reimburse the reasonable expenses incurred by a party to a proceeding in advance of the final disposition of the proceeding, provided that:

                  (i)  The  director   furnishes   the   corporation  a  written
affirmation of his good faith belief that he has met the applicable standard of conduct described in ss. 16-10a-902 of the URBCA;

                  (ii) The director furnishes to the Registrant a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct; and

                  (iii) A determination is made that the facts then known to those making the determination would not preclude indemnification thereunder.

         Section 16-10a-905 permits a director or officer who is or was a party to a proceeding to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction.

         The Registrant will indemnify and advance expenses to an officer, employee, fiduciary or agent of the Registrant to the same extent as a director; or to a greater extent in some instances if not inconsistent with public policy.

         The registrant's Articles of Incorporation limit liability of its Officers and Directors to the full extent permitted by the Utah Revised Business Corporation Act.

ITEM 25. Other Expenses of Issuance and Distribution*

         The following table sets forth the estimated costs and expenses to be paid by Commercial Concepts in connection with the offering described in the Registration Statement.

                                                                  Amount
         ---------------------------------------------------- ------------------
            SEC registration fee                                 $ 2,172.19
            Printing and shipping expenses                       $ 2,000.00
            Legal fees and expenses                              $10,000.00
            Accounting fees and expenses                         $ 5,000.00
            Transfer, escrow and miscellaneous expenses          $ 2,000.00
         ---------------------------------------------------- ------------------
                 Total                                           $21,172.19
         ---------------------------------------------------- ------------------
         * All expenses except SEC registration fee are estimated.

ITEM 26. Recent Sales of Unregistered Securities

         On or about December 3, 2000, Commercial Concepts, Inc. issued to an accredited private investor an 8% convertible note due November 30, 2003 in the aggregate amount of $300,000. The note is convertible into Common Stock of the registrant at a price that is the function of the three lowest intraday trading prices of the Common Stock for the forty day trading period immediately preceding the conversion date or the lowest intraday trading price for the three day trading period immediately preceding the conversion date. The Registrant retains a redemption clause that allows the Registrant to repurchase the note upon payment of 150% of the note's face value, plus accrued interest. In addition, 750,000 five-year warrants were issued for shares of the Registrant's common stock at a price not to exceed $0.115. These securities were sold to accredited investors in reliance on Section 4(2) of the Securities Act of 1933.

         On or about September 15, 2000, Commercial Concepts, inc. issued to four private investors, all of whom are accredited investors, convertible notes due September 15, 2003 in the total aggregate amount of $250,000. The notes are convertible into shares of Common Stock of the Registrant at a price and upon the same conditions as those set forth in the following paragraph. The notes are also subject to redemption and 850,000 warrants were issued upon the same conditions as those set forth in the following paragraph. Commercial Concepts, Inc. issued the notes in reliance upon the exemption from registration under
Section 4(2) of the securities Act of 1933, as amended. The notes were issued to accredited investors in connection with a structured financing entered into prior to the filing of this registration statement. The investors were only obligated to purchase the notes subject to satisfaction of specified conditions that were not within the control of the investors. As such, Commercial Concepts, Inc. believes that the private placement of the notes is not subject to integration with the public offering contemplated by this registration statement. These securities were sold to accredited investors in reliance on
Section 4(2) of the Securities Act of 1933.

         On or about July 18, 2000, Commercial Concepts, Inc. issued to a private investment group a $250,000, 6% convertible note due July 20, 2003. The note is convertible into common shares of the Registrant at a price that is a function of the three lowest closing prices for the Registrant during the 30 trading days prior to the date of the note, or the three lowest closing prices during the 60 trading days prior to the conversion date. The Registrant retains a redemption clause in the note that allows the Registrant to repurchase the note upon payment of 130% of the note's face value, plus accrued interest. In addition, 850,000 five-year warrants were issued for shares of the Registrant's common stock at a price not to exceed $0.4375.

These securities were sold to accredited investors in reliance on Section 4(2) of the Securities Act of 1933.

         On or about April 18, 2000, L & B Charitable Trust purchased 500,000 restricted common shares of the Registrant for $100,000. The purchase price also included two-year warrants to purchase an additional 500,000 common shares of the Registrant at a price of $.50 in the first year and $.75 in the second year. These shares were issued in reliance on Rule 506 of Regulation D promulgated under the 1933 Act to an accredited investor.

         On or about March 6, 2000, the Registrant entered into a subscription agreement with an investor for the purchase by the investor of 1,008,434 restricted common shares. As payment for the shares, the Registrant accepted a note receivable due August 31, 2000 for $550,000. The term of the note was subsequently moved to September 30, 2000. At November 30, 2000, $210,560 had been received by the Registrant. The share certificates will be issued after payment for the balance of the note is received. These securities were sold to an accredited investor in reliance on Section 4(2) of the Securities Act of 1933.

         On or about November 14, 1999, Lee Kunz, a director of the Registrant since April 2000, purchased 300,000 common shares of the Registrant for $24,000 on behalf of L & B Charitable Trust, a Colorado trust. The shares were issued in reliance on Rule 504 of Regulation D promulgated under the 1933 Act. Mr. Kunz, on or about February 2000, also purchased 500,000 restricted common shares of the Registrant for $75,000. These shares were issued in reliance on Rule 506 of Regulation D promulgated under the 1933 Act to an accredited investor. On or about January 2000, Mr. Kunz on behalf of L&B Charitable Trust purchased 200,000 restricted common shares of the Registrant for $20,000 received by the Registrant. The 200,000 shares acquired by L & B Charitable Trust were a part of the 2,198,000 shares issued to Scott G. Adamson, the Executive Vice President of the Registrant, in August 1999. The shares were endorsed to L & B Charitable Trust in March 2000.

         On or about December 28, 1999, the Registrant issued 475,050 shares of common stock to its employees, including each of its officers, as a year-end bonus for their services. The shares were issued in reliance on Section 4(2) of the 1933 Act.

         On December 21, 1999, the Registrant issued 360,000 restricted shares of common stock as settlement for a lawsuit brought by a plaintiff against the Registrant and a former officer of the Registrant. These securities were sold to an accredited investor in reliance on Section 4(2) of the Securities Act of 1933.

         On or about October 10, 1999, the Registrant issued 400,000 shares to Manoj Associates, LLC, a Colorado limited liability company for $12,000. The shares were issued in reliance on Rule 504 of Regulation D promulgated under the 1933 Act.

         On or about August 31, 1999, the Registrant issued 100,000 shares of restricted common stock to an unaffiliated individual as additional compensation to issue a loan to the Registrant. These securities were sold to an accredited investor in reliance on Section 4(2) of the Securities Act of 1933.

         On or about June 15, 1999, the Registrant issued 1,000,000 shares to acquire the stock of Advice Productions, Inc. The shares were issued in reliance on Section 4(2) of the 1933 Act to an accredited investor.

         On or about May 31, 1999, the Registrant issued 300,000 shares of restricted common stock to an unaffiliated individual in exchange for all shares of Outdoor Technologies, Inc., a private Nevada corporation including as its sole asset all rights and interests to various patentable recreational concepts. These securities were sold to an accredited investor in reliance on Section 4(2) of the Securities Act of 1933.

         On or about May 1, 1999, the Registrant sold 2,000,000 shares of common stock to an officer of the Company for $120,000. The transaction was exempt from Registration pursuant to Section 4(2) of the 1933 Act to an accredited investor.

         From March 1, 1999 to date, the Registrant has sold 1,500,000 shares to unaffiliated investors for $191,000 in reliance on Rule 504 of Regulation D promulgated under the 1933 Act.

         On January 25, 1999, we issued 2,000,000 shares of restricted common stock valued at $.06 per share, for a total amount of $120,000 to Wilfred Blum, then a director and the Chief Executive Officer and President. Of the shares issued, 1,600,000 shares or $96,000 worth of stock was issued for services rendered during the fiscal year ended February 28, 1999, and 400,000 shares, or $24,000 worth of stock was issued to repay cash advances to Commercial Concepts. The transaction was exempt from registration pursuant to Section 4(2) of the 1933 Act to an accredited investor.

         On November 25, and December 2, 1998, the Company issued a total of 234,100 shares of restricted common stock valued at $.22 per share to D. Welker, who at the time of the transaction was an officer of the Company, to repay previous net unpaid cash advances to the Company of $51,500. The transaction was exempt from Registration pursuant to Section 4(2) of the 1933 Act to an accredited investor.

         From August 26, 1998 to October 31, 1998, the Registrant sold a total of 1,221,000 shares to unaffiliated investors for $310,800 in reliance on Rule 504 of Regulation D promulgated under the 1933 Act. Proceeds were used to fund the Company's operations.

ITEM 27. Exhibits


Exhibit No.    SEC Reference Document
-----------    ----------------------
   2.1         Articles of Incorporation*
   2.2         Bylaws*
   4.1         Subscription Agreement, dated as of July 20, 2000
   4.2         Form of Convertible Notes Pursuant to Subscription Agreement,
               dated as of July 20, 2000
   4.3         Form of Warrants Pursuant to Subscription Agreement, dated as of
               July 20, 2000
   5.1         Opinion and Consent of Ray, Quinney & Nebeker***
  10.1         Lease Agreement, dated November 10, 1999*
  10.2         Office Building Lease, dated February 18, 1999*
  10.3         First Amendment to Office Building Lease, dated October 5, 1999*
  10.4         Agreement to Develop Software, dated June 27, 1999*
  10.5         Settlement Agreement and General Release with Larry Rogers**
  10.6         Commercial Concepts, Inc. Bonus Plan***
  10.7         Intermountain Health Care Agreement***
  10.8         Marketing Contract between Commercial Concepts, Inc. and Larry and Debra Chilson, dated as of November 15, 2000
  10.9         Distribution Agreement between Commercial Concepts, Inc. and Vaun
               Andrus, dated as of August 24, 2000
  24.1         Consent of Fitzgerald Sanders, LLC
  24.2         Consent of Christensen & Duncan, CPAs, LC
  24.3         Consent of Ray, Quinney & Nebeker is contained in Exhibit 5.1
               *   Incorporated by reference from Registration Statement on
                   Form 10
               **  Incorporated by reference from Form 10-KSB, as filed on
                   May 30, 2000
               *** Previously filed herewith.

ITEM 28. Undertakings

         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Articles of Incorporation or provisions of the Utah Revised Business Corporation Act, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Registrant hereby undertakes to:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to (a) Include any prospectus required by Section 10(a)(3) of the Securities Act; (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

                  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (c) Include any additional or changed material information on the plan of distribution.

                  (2) For determining liability under the Securities Act treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3)  File  a   post-effective   amendment   to   remove   from
registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it has met all of the requirements of filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in Salt Lake City, Utah on June 12, 2001.


                                                   Commercial Concepts, Inc.


                                                   By:/s/ George E. Richards Jr.
                                                      --------------------------
                                                      George E. Richards, Jr.
                                                      Chief Executive Officer,
                                                      Director, and President

         Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

  Signatures                        Title                         Date
  ----------                        -----                         ----

/s/ Karl Hansen          Chief Financial Officer,             June 12, 2001
-------------------      Secretary and Director
Karl Hansen

 /s/ Scott Adamson       Executive Vice President and         June 12, 2001
--------------------     Director
 Scott Adamson

 /s/ Lee R. Kunz, Sr.    Director                             June 12, 2001
--------------------
Lee R. Kunz, Sr.

/s/ Lee Greenburg        Director                             June 12, 2001
-------------------
Lee Greenberg